Filed pursuant to Rule 424(b)(3)

Registration No. 333-263425

Amplify Commodity Trust
(the “Trust”)

Breakwave Dry Bulk Shipping ETF
(the “Fund”)

Supplement to The Fund’s Prospectus Dated February 15, 2024

December 9, 2024

This supplement is to the prospectus (the “Prospectus”) of the Trust dated February 15, 2024, which relates to shares (the “Shares”) issued by the Breakwave Dry Bulk Shipping ETF, a series of the Trust. The Shares have previously been registered under the Securities Act of 1933, as amended, on a registration statement bearing File No. 333-263425. Capitalized terms used but not defined herein shall have the meanings assigned to them by the Prospectus. This Prospectus supplement should be read in its entirety and kept together with your Prospectus for future reference.

Effective immediately, the term of the Fund’s Expense Cap has been extended through December 31, 2025.

Pursuant to the Expense Cap, during the term of the waiver, Breakwave may recoup any fees waived for three years from the time initially waived by Breakwave pursuant to the Expense Cap; however, no repayment will be made if such repayment causes the Fund’s Total Expenses after the repayment to exceed either (i) the Expense Cap in place at the time such amounts were waived, or (ii) the Fund’s current Expense Cap. Such recoupment is limited to three years from the date the amount is initially waived.

The date of this prospectus supplement is December 9, 2024.